EXHIBIT 10.65
T-MOBILE US, INC.

COMPENSATION TERM SHEET
FOR
Neville Ray

This Compensation Term Sheet (the “Term Sheet”) between Neville Ray (“you”) and T-Mobile US, Inc. (the “Company”), effective as of November 15, 2019 (the “Effective Date”), confirms our understanding and agreement about your role and certain compensation opportunities with the Company following the Effective Date.

Term Unless earlier terminated by you or the Company, the term of this Term Sheet will commence on the Effective Date and continue until the second (2nd) anniversary of the Effective Date (the “Initial Term”). Upon expiration of the Initial Term (and unless earlier terminated by you or the Company), the term of this Term Sheet shall automatically be extended for successive one-year periods (each, a “Renewal Term”) unless notice of non-extension is given by either party to the other at least sixty (60) days prior to the end of the Initial Term or applicable Renewal Term (as applicable). The Initial Term and any Renewal Terms are collectively referred to herein as the “Term”. Your employment remains “at will,” meaning that it may be terminated by you or the Company, for any reason or for no reason whatsoever, with or without notice and with or without cause. The at-will nature of your employment relationship cannot be changed other than by a written agreement signed by you and a duly authorized Company officer.
Position During the Term, you will serve as the President, Technology of the Company (subject to ratification of such title by the Company’s Board of Directors), reporting to the Chief Executive Officer (“CEO”). You will have such duties and authority as are commensurate with your current duties and authority and with the position of President, Technology of the Company and you will perform such other duties commensurate with such position as the CEO may from time to time assign. You will continue to devote your full professional time, attention and energies to the business of the Company. Notwithstanding the foregoing, provided it does not interfere with your obligations to the Company, you may (a) with the prior approval of the Company’s Chief Executive Officer, serve as a director or trustee, or in a similar capacity, in connection with service to for profit and not-for-profit entities, including industry associations, that do not compete, directly or indirectly, with the Company and its affiliates and (b) manage your personal investments. Your position will continue to be based in Bellevue, WA.
Compensation During the Term, your compensation will be as follows:
Salary:
•You will receive an annual base salary of $900,000 (pro-rated for any partial year of employment), payable in accordance with the Company’s standard payroll practices (but no less often than monthly).

Short-Term Incentive (“STI”):
•For each calendar year commencing after the Effective Date during the Term (commencing with calendar year 2020), your annual STI award will be targeted at no less than 200% of your eligible base earnings during such calendar year.
•STI awards will continue be based on the achievement of Company goals (and, as applicable, individual performance) as determined by the Compensation Committee or Section 16 Subcommittee of the Company’s Board of Directors (collectively, the “Committee”).
Long-Term Incentive (“LTI”):
•For each calendar year commencing after the Effective Date during the Term (commencing with 2020), your annual LTI awards will have an annual aggregate grant-date target value (as determined by the Committee) of no less than $6,750,000.
•LTI awards will continue to be made in such form and on such terms as the Committee may determine. Each LTI award will be subject to the terms and conditions of the Company’s 2013 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and an award agreement prescribed by the Company, which shall evidence the grant of the LTI award.
•Notwithstanding the foregoing, no LTI awards will be granted to you during the period commencing on the date on which either you or the Company provides notice of the termination of your employment for any reason and ending on the date on which your employment terminates.
Severance Letter You and the Company acknowledge and agree that the Letter Regarding Severance Benefits between you and the Company, dated April 28, 2018 (the “Severance Letter”), remains in effect in accordance with its terms, subject to the following modifications:

(a)Except in the case of a “Qualifying Termination” (as defined in the Severance Letter), which shall continue to be governed by the Severance Letter, in the event your employment is terminated by the Company other than for “Cause” (as defined in the Severance Letter) or you resign for “Good Reason” (as defined in the Severance Letter) at any time during the Initial Term, (i) you shall be eligible to receive the Severance Benefits set forth in Section 1 of the Severance Letter, payable in accordance with and subject to all other terms and conditions set forth in the Severance Letter (including, without limitation, your compliance with Sections 2 and 3 thereof), and (ii) all references to “Qualifying Termination” in Section 3 of the Severance Letter shall be deemed to include the termination of your employment pursuant to this clause (a).

(b)Any accelerated vesting of your LTI awards that you become entitled to receive upon termination of your employment during the Initial Term pursuant to clause (a) above shall apply only to your annual LTI awards, whether now existing or granted after the Effective Date, and shall not apply to any special or one-time LTI awards granted on or after the Effective Date.

(c)Solely for purposes of determining your right to and administering any severance you become entitled to receive pursuant to this Term Sheet, (i) the “Expiration Time” (as defined in the Severance Letter) shall be deemed to mean the Termination Date (as defined in the Severance Letter), (ii) for purposes of Section 3 of the Severance Letter, the “Restricted Period” (as defined in the Severance Letter) shall equal eighteen (18) months, and (iii) all references to the “Transaction Date” in the definition of Good Reason set forth in the Severance Letter shall be deemed to mean and refer to the Effective Date.

Code Sections The payments and benefits described in this Term Sheet are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). See Attachment A, which is hereby incorporated into this Term Sheet, for additional details. In addition, you acknowledge and agree that the payments and benefits described in this Term Sheet (in addition to any other payments and benefits payable to you by the Company or any affiliate thereof) may be subject to reduction as set forth on Attachment B, which is hereby incorporated into this Term Sheet.

Successors This Term Sheet is personal to you and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Term Sheet shall inure to the benefit of and be binding upon the Company and its successors and assigns.

Withholding  All compensation and other benefits to or on behalf of you pursuant to this Term Sheet shall be subject to such deductions and withholding as may be agreed to by you or required by applicable law, rule or regulation or Company policy.
Covenants You acknowledge and agree that, concurrently with the execution of this Term Sheet, you are entering into a T-Mobile US, Inc. Restrictive Covenant, Intellectual Property Ownership and Assignment, and Confidentiality Agreement with the Company (the “Restrictive Covenant Agreement”) and you agree to be bound by and comply with the terms and conditions of such Restrictive Covenant Agreement. Notwithstanding any provision of the Restrictive Covenant Agreement to the contrary, you understand that (i) nothing contained in the Restrictive Covenant Agreement will prohibit you from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) nothing in the Restrictive Covenant Agreement is intended to or will prevent you from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to your attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (iii) pursuant to 18 USC Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Dispute Resolution Except for any claims arising out of, or relating to, your Restrictive Covenant Agreement and, any other written and fully executed agreements to which you and the Company or an affiliate thereof are parties that expressly provide for a different dispute resolution mechanism, any controversy, claim or dispute arising out of or relating to this Term Sheet or your employment with the Company or termination thereof, either during the existence of the employment relationship or afterward, and including, but not limited to, any common law or statutory claims for wrongful discharge, discrimination or unpaid compensation, shall be resolved exclusively by arbitration in King County, Washington, conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association (the “AAA”), with one arbitrator designated in accordance with those rules. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief. In any such dispute, the prevailing party shall be entitled to its or his attorneys' fees and costs, in addition to any other relief that may be awarded. In accordance with the terms of the Restrictive Covenant Agreement, the exclusive venue for claims arising out of, or related to, the Restrictive Covenant Agreement shall be the state and Federal courts of King County, Washington.

Entire Agreement This Term Sheet, along with the Restrictive Covenant Agreement, your Severance Letter and your STI and LTI award agreements, embody the entire agreement and understanding between the parties with respect to the subject matters hereof (including but not limited to your compensation terms) and supersedes all prior oral and written agreements and understandings between the Company and you with respect to the subject matters hereof, and it can only be modified in a fully executed written agreement between you and a duly authorized Company officer. It may be executed by facsimile and in counterparts which, taken together, shall constitute one original. To the extent the provisions of this Term Sheet are inconsistent with the terms of any underlying compensation plan or program, including without limitation any annual performance bonus plan or the Plan, the terms of this Term Sheet shall control. Notwithstanding the foregoing or anything herein to the contrary, to the extent that the Plan or any STI or LTI award agreement provides for more favorable treatment to you of your STI award(s) and/or LTI award(s) than the terms of this Term Sheet, the terms of the Plan or award agreement (as applicable) shall control. For avoidance of doubt, this Term Sheet is not intended to deprive you of any right, entitlement or protection (e.g., indemnification and insurance), in any case, that is not inconsistent with this Term Sheet and that you may have under any other agreement, plan, or policy of the Company applicable to you that may provide more favorable treatment than this Term Sheet, nor is it intended to exclude you from being eligible to receive any employee benefits (provided that such benefits would not result in you receiving a duplication of benefits) that may in the future be broadly provided to similarly-situated employees.  Similarly, for avoidance of doubt, this Term Sheet is not intended to relieve you of obligations to the Company or requirements of the Company set forth in any other written agreement, plan, or policy of the Company applicable to you (including, without limitation, the Company’s Executive Incentive Compensation Recoupment Policy as adopted October 30, 2014, as amended from time to time), unless such obligations or requirements are expressly contrary to a commitment in this Term Sheet. This Term Sheet shall be exclusively governed by and interpreted under the laws of the State of Washington.

Please indicate your acceptance of, and agreement to, the terms and conditions outlined above by signing and dating this Term Sheet below.

[Signature page follows]

              Sincerely,

              T-MOBILE US, INC.

              By: /s/ Derek Potter
        Derek Potter
        SVP, Total Rewards & Employee Experience

AGREED and ACCEPTED as of the date below:

/s/ Neville Ray   November 15, 2019
Neville Ray   Date

ATTACHMENT A

It is intended that the payments and benefits under this Term Sheet comply with the provisions of Section 409A and the Treasury regulations relating thereto, or satisfy the requirements for an exemption from Section 409A, in each case to the extent applicable to this Agreement and, accordingly, to the maximum extent permitted, this Term Sheet shall be interpreted and be administered in a manner to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Term Sheet, and no payment otherwise due upon a termination of employment shall be due to you under this Term Sheet, until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”). Any payments described in this Term Sheet that qualify for the “short-term deferral” exception from Section 409A shall not be treated as deferred compensation as described in Treasury Regulation Section 1.409A-1(b)(4) and will be paid under such exception unless applicable law requires otherwise. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) and the application of the short-term deferral exception), each payment under this Term Sheet will be treated as a separate payment. Notwithstanding anything to the contrary in this Term Sheet (whether under this Term Sheet or otherwise), to the extent delayed commencement of any portion of the payments to be made to you upon your Separation from Service is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall be delayed and paid on the first business day after the earlier of (i) the date that is six (6) months following such Separation from Service or (ii) your death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under this Term Sheet shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.

ATTACHMENT B

In the event any payment, benefit or distribution of any type to or for the benefit of you, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Term Sheet or otherwise, constitutes a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount payable to you shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, all determinations required to be made under this paragraph, including the manner and amount of any reduction in your payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph. The Accounting Firm shall provide its written report to the Committee and you, which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph. You and the Company shall cooperate in case of a potential Change in Control (as defined in the Plan) to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guaranty any such alternatives will be available or approved by the Company and neither you nor the Company shall be obligated to enter into them.